Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2016 Results

NEW YORK, February 9, 2017 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $29.3 million, down 5% year-over-year in constant currencies

•	Operating profit of $1.9 million, compared to $976,000 in prior-year period

•	Earnings per share (EPS) of $0.07, compared to $0.03 in prior-year period

•	Cash flow from operations of $6.8 million

Travelzoo, a global publisher of travel and entertainment offers, today announced financial results for the fourth quarter ended December 31, 2016, with revenue of $29.3 million and operating income of $1.9 million. In nominal terms, revenue decreased by 9% year-over-year. In constant currencies, revenue decreased by 5% year-over-year. Net income was $943,000, with EPS of $0.07.

"We completed 2016 with the successful launch of the new Travelzoo® site along with increased operating profits and cash flows,” said Holger Bartel, Chairman and Global CEO. “In 2017, we will further increase the number of exclusive offers negotiated for our members.”

Asia Pacific
Asia Pacific business segment revenue decreased 6% year-over-year to $2.4 million. In constant currencies, revenue decreased 9% year-over-year. Operating loss for the fourth quarter ended December 31, 2016 was $808,000, compared to an operating loss of $920,000 in the prior-year period.

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Europe
Europe business segment revenue decreased 15% year-over-year to $8.5 million. In constant currencies, revenue decreased 3% year-over-year. Operating income for the fourth quarter ended December 31, 2016 was $574,000, or 7% of revenue, compared to operating income of $1.5 million, or 15% of revenue in the prior-year period.

North America
North America business segment revenue decreased 6% year-over-year to $18.3 million. Operating income for the fourth quarter ended December 31, 2016 was $2.2 million, or 12% of revenue, up from $390,000 or 2% of revenue in the prior-year period.

Members
As of December 31, 2016, Travelzoo had a worldwide unduplicated number of members of 28.8 million. In Asia Pacific, unduplicated number of members was 3.6 million as of December 31, 2016, up 3% from December 31, 2015. In Europe, unduplicated number of members was 8.2 million as of December 31, 2016, up 4% from December 31, 2015. In North America, unduplicated number of members was 17.2 million as of December 31, 2016, flat from December 31, 2015.

Income Taxes
Income tax expense was $516,000, compared to a $165,000 income tax expense in the prior-year period, driven by higher operating income.

Asset Management
During the fourth quarter of 2016, we generated $6.8 million cash from operating activities. Accounts receivable decreased by $2.0 million over the prior-year period to $14.4 million. Accounts payable decreased by $3.9 million over the prior-year period to $19.7 million. Capital expenditures were $107,000, down from $397,000 in the prior-year period. As of December 31, 2016, cash and cash equivalents were $26.8 million.

Non-GAAP Information
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP income tax expense, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the release of a tax reserve related to the unexchanged promotional shares in the prior period. We believe these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and

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reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of a tax reserve related to the unexchanged promotional shares in the prior-year period, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information. Management presents year-over-year revenue percentage rates of change in constant currencies, calculated using prior-year period foreign currency rates on current-year period non-US revenue, as it believes this is a useful metric that facilitates comparison to historical performance.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one of a kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide we have our pulse on outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel vendors—our long-standing relationships allow us access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$29,262	$32,051	$128,552	$141,716
Cost of revenues	3,331	4,328	14,313	18,824
Gross profit	25,931	27,723	114,239	122,892
Operating expenses:
Sales and marketing	15,751	17,161	71,029	79,042
Product development	2,164	3,316	9,445	12,528
General and administrative	6,077	6,270	22,697	24,176
Total operating expenses	23,992	26,747	103,171	115,746
Income from operations	1,939	976	11,068	7,146
Other loss	(480)	(376)	(187)	(1,242)
Income before income taxes	1,459	600	10,881	5,904
Income taxes	516	165	4,250	(4,960)
Net income	$943	$435	$6,631	$10,864
Net income per share:
Basic	$0.07	$0.03	$0.47	$0.74
Diluted	$0.07	$0.03	$0.47	$0.74
Weighted average shares:
Basic	13,665	14,699	13,997	14,722
Diluted	13,714	14,699	13,997	14,722

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$26,838	$35,128
Accounts receivable, net	14,415	16,398
Income taxes receivable	542	1,356
Deposits and other	105	782
Prepaid expenses and other	1,773	2,167
Deferred tax assets	793	1,230
Total current assets	44,466	57,061
Deposits and other	702	516
Deferred tax assets	1,052	1,769
Restricted cash	1,152	1,328
Property and equipment, net	6,158	7,905
Total assets	$53,530	$68,579
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,714	$23,655
Accrued expenses and other	8,699	10,140
Deferred revenue	719	1,085
Income tax payable	691	477
Note payable to related party	—	5,658
Total current liabilities	29,823	41,015
Long-term tax liabilities	2,879	3,000
Long-term deferred rent and other	2,764	3,177
Total liabilities	35,466	47,192
Common stock	135	150
Additional paid-in capital	—	7,759
Accumulated other comprehensive loss	(3,787)	(3,908)
Retained earnings	21,716	17,386
Total stockholders’ equity	18,064	21,387
Total liabilities and stockholders’ equity	$53,530	$68,579

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$943	$435	$6,631	$10,864
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	674	590	2,530	2,788
Deferred income taxes	25	138	(199)	(269)
Stock-based compensation	241	255	933	401
Provision for losses on accounts receivable	83	79	100	(20)
Net foreign currency effects	(7)	(309)	(315)	480
Changes in operating assets and liabilities:
Accounts receivable	2,233	1,145	1,737	(789)
Income tax receivable	1,115	391	816	2,371
Prepaid expenses and other	971	552	533	675
Accounts payable	1,928	1,567	(2,463)	(1,139)
Accrued expenses and other	327	(1,173)	(1,747)	(1,681)
Income tax payable	(1,485)	(467)	287	(161)
Reserve for unexchanged promotional shares	—	—	—	(1,393)
Other non-current liabilities	(242)	(86)	(121)	(7,935)
Net cash provided by operating activities	6,806	3,117	8,722	4,192
Cash flows from investing activities:
Release of restricted cash	—	(2)	—	64
Purchases of property and equipment	(107)	(397)	(909)	(1,282)
Net cash used in investing activities	(107)	(399)	(909)	(1,218)
Cash flows from financing activities:
Payment for the acquisition of Asia Pacific business	—	—	58	(16,974)
Payment of loan to related party	—	—	(5,658)	(3,250)
Proceeds from loan from related party	—	—	—	2,224
Increase in bank overdraft	—	—	—	44
Decrease in bank overdraft	—	—	—	(385)
Repurchase of common stock	(3,936)	(1,569)	(9,662)	(1,569)
Reverse/forward stock split, including transaction costs	—	—	—	(102)
Net cash used in financing activities	(3,936)	(1,569)	(15,262)	(20,012)
Effect of exchange rate on cash and cash equivalents	(764)	(591)	(841)	(3,251)
Net increase (decrease) in cash and cash equivalents	1,999	558	(8,290)	(20,289)
Cash and cash equivalents at beginning of period	24,839	34,570	35,128	55,417
Cash and cash equivalents at end of period	$26,838	$35,128	$26,838	$35,128
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,111	$59	$3,309	$801
Cash paid for interest on related party loan	$—	$—	$110	$128
Note payable for Asia Pacific business	$—	$—	$—	$5,658

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,456	$8,722	$18,084	$29,262
Intersegment revenue	(7)	(192)	199	—
Total net revenues	2,449	8,530	18,283	29,262
Operating income (loss)	$(808)	$574	$2,173	$1,939
Three months ended December 31, 2015	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	2,619	10,028	19,404	32,051
Intersegment revenue	(15)	(34)	49	—
Total net revenues	2,604	9,994	19,453	32,051
Operating income (loss)	$(920)	$1,506	$390	$976

Twelve months ended December 31, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$9,658	$38,637	$80,257	$128,552
Intersegment revenue	64	(701)	637	—
Total net revenues	9,722	37,936	80,894	128,552
Operating income (loss)	$(3,866)	$6,085	$8,849	$11,068
Twelve months ended December 31, 2015	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$10,746	$42,588	$88,382	$141,716
Intersegment revenue	(63)	(456)	519	—
Total net revenues	10,683	42,132	88,901	141,716
Operating income (loss)	$(2,435)	$3,871	$5,710	$7,146

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP income tax expense (benefit)	$516	$165	$4,250	$(4,960)
Non-GAAP adjustments*	—	—	—	8,413
Non-GAAP income tax expense	$516	$165	$4,250	$3,453

GAAP effective tax rate	35.4%	27.5%	39.1%	(84.0)%
Non-GAAP adjustments*	—%	—%	—%	142.5%
Non-GAAP effective tax rate	35.4%	27.5%	39.1%	58.5%

GAAP net income	$943	$435	$6,631	$10,864
Non-GAAP adjustments*	—	—	—	(8,413)
Non-GAAP net income	$943	$435	$6,631	$2,451

GAAP diluted earnings per share	$0.07	$0.03	$0.47	$0.74
Non-GAAP adjustments*	—	—	—	(0.57)
Non-GAAP earnings per share	$0.07	$0.03	$0.47	$0.17

* Includes an $8.4 million release of a tax reserve for the twelve months ended December 31, 2015, related to the unexchanged promotional shares.

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